EXHIBIT 8.1

SIDLEY AUSTIN llp 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG HOUSTON LONDON	LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

April 24,  2013

Daimler Trust Leasing LLC
36455 Corporate Drive
Farmington Hills, Michigan  48331

Re:           Mercedes-Benz Auto Lease Trust 2013-A

Dear Sirs:

We have acted as special counsel to Daimler Trust Leasing LLC, a Delaware limited liability company (the “Depositor”), in connection with the preparation and filing of the prospectus dated April 12, 2013 (the “Prospectus”) and the prospectus supplement dated April 16, 2013 (the “Prospectus Supplement”) regarding certain United States federal income tax consequences of the issuance by Mercedes-Benz Auto Lease Trust 2013-A (the “Issuer”) on April 24, 2013 of $478,850,000 aggregate principal amount of 0.27% Class A-1 Asset-Backed Notes (the “Class A-1 Notes”), $796,000,000 aggregate principal amount of 0.49% Class A-2 Asset-Backed Notes (the “Class A-2 Notes”), $590,000,000 aggregate principal amount of 0.59% Class A-3 Asset-Backed Notes (the “Class A-3 Notes”) and $154,350,000 aggregate principal amount of 0.72% Class A-4 Asset-Backed Notes (the “Class A-4 Notes” and, together with the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes, the “Notes”).  The Issuer is governed by an Amended and Restated Trust Agreement, dated as of April 1, 2013 (the “Trust Agreement”), between the Depositor and Wilmington Trust, National Association, as trustee, and the Notes are issued pursuant to an Indenture, dated as of April 1, 2013 (the “Indenture”), between the Issuer and U.S. Bank National Association, as trustee (the “Indenture Trustee”).

As special federal income tax counsel to the Depositor, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, certificates, records and other documents as we have deemed necessary or appropriate for the purposes of this opinion, including (i) the Trust Agreement, (ii) the Indenture, (iii) the Second Amended and Restated Trust Agreement, dated as of April 1, 2008, as amended by the Amendment to Second Amended and Restated Trust Agreement, dated as of March 1, 2009  (collectively, the “Titling Trust Agreement”), among Mercedes-Benz Financial Services  USA (“MBFS”), as titling trust administrator, Daimler Trust Holdings LLC, as initial beneficiary and BNY Mellon Trust of Delaware (f/k/a BNYM (Delaware) and as The Bank of New York (Delaware)), as titling trustee, (iv) the Amended and Restated Servicing Agreement, dated as of March 1, 2009, as supplemented by the 2013-A Servicing Supplement, dated as of April 1, 2013 (collectively, the “Servicing Agreement”), in each case among MBFS, as servicer (in such capacity, the “Servicer”) and as lender (in such capacity, the “Lender”), Daimler Trust (the

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

“Titling Trust”) and Daimler Title Co., as collateral agent (the “Collateral Agent”), (v) the Amended and Restated Collateral Agency Agreement, dated as of March 1, 2009, as supplemented by the 2013-A Exchange Note Supplement, dated as of April 1, 2013 (the “Collateral Agency Agreement” and “Exchange Note Supplement”, respectively), in each case among the Titling Trust, U.S. Bank Trust National Association, as administrative agent, the Collateral Agent, the Servicer and the Lender, and in the case of the Exchange Note Supplement, the Indenture Trustee and (vi) the Underwriting Agreement, dated April 16, 2013 (the “Underwriting Agreement”), among the Depositor, MBFS, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Credit Agricole Securities (USA) Inc., as representatives (the “Representatives”) of the several underwriters named therein (the “Underwriters”).  The documents listed in clauses (i) through (vi) above are referred to herein as the “Documents”.  Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Documents.

Our opinion is also based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued or proposed thereunder, published Revenue Rulings and existing case law, any of which could be changed at any time.  Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinion is based.  In addition, there can be no assurance that positions contrary to those stated herein may not be asserted by the Internal Revenue Service (the “IRS”).

In reaching our opinion, we have made such examination of law as we have deemed necessary or appropriate for the opinions expressed below.  Further, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission.  Our opinions are also based on the assumption that there are no agreements or understandings with respect to the transactions contemplated in the documents relating to the transaction described in the first paragraph above other than those contained in the Documents.  Furthermore, our opinions are based on the assumption that all parties to the Documents will comply with the terms thereof, including all tax reporting requirements contained therein, and that the issuance of the Notes and the other transactions set forth in or contemplated by the Documents are not part of another transaction or another series of transactions that would require the Issuer, any investor or any other participant to treat such transaction or transactions as subject to the disclosure, registration or list maintenance requirements of Section 6010, 6111 or 6112 of the Code.

As to any facts material to the following opinion that we did not independently establish or verify, we have relied upon statements and representations of responsible officers and other representatives of MBFS, the Depositor and others.  We have, for purposes of rendering the opinion, also relied on certain factual, numerical and statistical information which is based on the assumptions used in pricing the Notes.

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To comply with certain Treasury regulations, we state that (i) this opinion was written to support the promotion and marketing by others of the transactions or matters addressed herein, (ii) this opinion was not intended or written to be used, and cannot be used, by any Person for the purpose of avoiding U.S. federal tax penalties that may be imposed on such Person and (iii) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

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We have advised the Depositor with respect to certain federal income tax consequences of the issuance of the Notes.  This advice is summarized under the heading “Material Federal Income Tax Consequences” in the Prospectus and the Prospectus Supplement.  Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects.  We hereby confirm and adopt the opinions expressly set forth under the above heading in the Prospectus and the Prospectus Supplement as representing our opinion as to the material federal income tax consequences of the purchase, ownership and disposition of the Notes.

The opinion expressed herein is limited as described above, and we do not express an opinion with respect to any other federal or state law or the law of any other jurisdiction, except as expressly stated herein.  This letter is rendered as of the date hereof and we undertake no obligation to update this letter or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this letter is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so.

You should be aware that there is no assurance that the IRS would not challenge the conclusions set forth above.  Our opinion also assumes that a court considering the question would have all facts and legal issues properly presented to it.

We hereby consent to the filing of this letter as an exhibit to a current report on Form 8-K to be filed by the Depositor or the Issuer.  By such consent we do not concede that we are an “expert” for the purposes of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Commission issued thereunder, with respect to any part of the Prospectus, the Prospectus Supplement or the related Registration Statement, including this exhibit.

Very truly yours,

/s/ Sidley Austin LLP